SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Oregon Trail Financial Corp.
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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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FOR IMMEDIATE RELEASE

OREGON TRAIL FINANCIAL CORP. SUES STILWELL VALUE GROUP FOR FALSE AND MISLEADING STATEMENTS IN SEC FILINGS; SEPARATE CLAIM FOR LIBEL

Baker City, OR, May 29, 2001 / Oregon Trail Financial Corp. (Nasdaq:OTFC), the holding company for Pioneer Bank, announced today that it has filed claims in the United States District Court for the District of Oregon (CV 01-740-JE) against Joseph Stilwell, Stilwell Associates, L.P., Stilwell Value LLC and Stilwell Value Partners II, L.P. (the “Stilwell Value Group”). In an answer and counterclaims to Stilwell’s latest suit -- against the Company and Edward H. Elms -- one of its directors, the Company denies any basis for the removal of Mr. Elms and asserts that the Stilwell Value Group has made false and misleading statements under federal securities laws in their Schedule 13D filings with the Securities Exchange Commission. Additionally, the counterclaims assert that the Company and Mr. Elms were libeled by the members of the Stilwell Value Group when it published a letter.

The Stilwell Value Group’s Schedule 13D/A filing dated May 8, 2001, included a copy of a letter addressed to OTFC’s chairman. The letter accused Mr. Elms of giving “sworn testimony” that was “contradictory” and contained “repeated affirmative statements that were untrue and misleading.” The letter demanded that OTFC “either demand Mr. Elms’ resignation or commence an action to remove him….” The corporation immediately appointed a special committee which examined the matter and concluded that not only was there no basis to bring a proceeding under Oregon law, but that statements made in the Stilwell letter were false and misleading.

Stephen R. Whittemore, Chairman, stated “We respect the right of a shareholder to have differing views and believe that a shareholders’ meeting is an appropriate forum to share those views. However, Joseph Stilwell’s attempts to intimidate the Board of Directors by making unreasonable demands, taking a multitude of depositions and now, making and publishing these statements which the special committee believes were false and misleading, will not be unanswered nor will those actions dissuade us from protecting shareholder’s interests. He is, of course, entitled to his views but he is not above the law and must comply with all legal requirements that prohibit the making of false and misleading statements in his SEC filings and other communications.”

CONTACT: Berniel L. Maughan, President and CEO, Oregon Trail Financial Corp., (541) 523-6327.

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IMPORTANT INFORMATION

Oregon Trail may solicit proxies from its shareholders in connection with any action to elect members to the Oregon Trail’s board of directors. Before distributing forms of proxy to Oregon Trail’s shareholders in connection with any such solicitation, Oregon Trail will file proxy materials (a proxy statement and related documents) with the U.S. Securities and Exchange Commission (the “SEC”) containing information regarding the participants in any such solicitation. Investors and shareholders are urged to read the proxy materials carefully when they are available. The proxy materials will contain important information about Oregon Trail, the proxy solicitation, and related matters. Investors and shareholders will be able to obtain copies of the proxy materials free of charge through the web site maintained by the SEC at http://www.sec.gov.

In addition to the proxy materials to be filed, Oregon Trail has filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by Oregon Trail at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1.800.SEC.0330 for further information on the hours and locations of the public reference rooms. Oregon Trail’s filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

INFORMATION CONCERNING PARTICIPANTS

This information is furnished on behalf of Oregon Trail Financial Corp., its Board of Directors and Management. Oregon Trail, its directors and executive officers may be deemed to be "participants" in any solicitation of its shareholders. Information regarding the names, affiliations and interests of individuals who may be deemed participants in Oregon Trail’s proxy solicitation and their interests in such solicitation is set forth below:

Directors	Number of Shares Beneficially Owned (1)
John Gentry	36,126(2)
John A. Lienkaemper	36,351(2)
Albert H. Durgan	31,643(2)
Edward H. Elms	45,195(2)
Stephen R. Wittemore	41,126(2)
Charles H. Rouse	41,126(2)
Executive Officers
Berniel L. Maughan, President and CEO	10,000(3)
Zane F. Lockwood, Executive Vice President and Corporate Secretary	35,153(4)

(1)	Shares and options are included in the table as "beneficially owned" if the person named has or shares the right to vote or direct the voting of or the right to dispose or direct the disposition of such shares or options.

(2)	Includes 11,737 shares subject to options exercisable within 60 days after April 30, 2001.
(3)	Includes 10,000 shares subject to options exercisable within 60 days after April 30, 2001.
(4)	Includes unvested shares in the Company's Management Recognition and Development Plan ("MDRP"). Participants in the MDRP exercise all rights incidental to ownership, including voting rights. Includes 18,779 shares subject to options exercisable within 60 days after April 30, 2001.